Exhibit 10.3

To:    ING Bank N.V., London Branch
8-10 Moorgate
London
EC2R 6DA
Attention: Ibironke Sofowora
as Agent under Facility Agreement
(as defined below) and on behalf of the
Finance Parties
10 September 2021
Dear Sir/Madam,
Ferguson plc - Amendment Request Letter
1.Background
1.1We refer to the US$1,100,000,000 facility agreement dated 10 March 2020 between, among others, Ferguson plc, Ferguson UK Holdings Limited (formerly Wolseley Limited) and ING Bank N.V., London Branch as agent (the Facility Agreement).
1.2Terms defined in the Facility Agreement have the same meanings in this letter, unless the context otherwise requires. The provisions of Clause 1.2 (Construction) of the Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.
1.3We are writing to you in our capacity as Obligors in accordance with the Facility Agreement to apply for the consent of the Agent (acting on the instructions of the Majority Lenders) to the following request.
1.4Due to the proposed discontinuance of LIBOR, certain currencies in the Facility Agreement will not be available for utilisation on the terms set out in the Facility Agreement after 31 December 2021 without amending the Facility Agreement to provide for a different interest rate benchmark and calculation methodology. We are requesting that the Facility Agreement is amended so that those currencies and interest periods where a LIBOR screen rate will no longer be available after 30 September 2021 are removed from the available currencies and interest periods under the Facility Agreement at the relevant time.
2.Amendment Request
Accordingly, in accordance with Clause 36 (Amendments and waivers) of the Facility Agreement, we request that you seek the consent of the Majority Lenders to the amendment of the following provisions of the Facility Agreement:
(a)paragraph (b) of Clause 7.2 (Conditions relating to Optional Currencies) be deleted in full and replaced with the following:
“(b)    (i) on and before 30 September 2021 only, sterling or Canadian dollars, or (ii) has been approved by the Agent (acting on the instructions of all the Lenders) as an Optional Currency in relation to that Loan on or prior to receipt by the Agent of the relevant Utilisation Request in relation to that Loan.”
(b)paragraph (b) of Clause 11.1 (Selection of Interest Periods) be amended by including the following words after “…or six Months”:
“(save that an Interest Period of one week or two Months may not be selected for Loans in US dollars and an Interest Period of six Months may not be selected for Loans in Canadian dollars)”,

as soon as possible and in any event by no later than 5.00 p.m. on 10 September 2021.
3.Consent
By your countersignature of this letter, you confirm that the amendments requested in this letter have been given by the Majority Lenders.
4.Guarantee confirmation
On the date of this letter, each Guarantor:
(a)confirms its acceptance of the Facility Agreement as amended by this letter;
(b)agrees that it is bound by the terms of the Facility Agreement as amended by this letter; and
(c)confirms that its guarantee:
(i)continues in full force and effect on the terms of the Facility Agreement as amended by this letter; and
(ii)extends to its obligations under the Finance Documents (including the Facility Agreement as amended by this letter).
5.Miscellaneous
5.1Save as expressly set out in this letter:
(a)    the Finance Documents remain in full force and effect; and
(b)    nothing in this letter shall constitute or be construed as a waiver or compromise of any other term or condition of the Finance Documents or any of the Finance Parties’ rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.
5.2This letter is a Finance Document. With effect from the date of your countersignature to this letter, this letter and the Facility Agreement shall be read and construed as one document.
5.3This letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.
5.4This letter and any non-contractual obligations arising out of or in relation to this letter are governed by English law.
5.5The provisions of Clauses 32 (Notices), 34 (Partial invalidity), 43 (Governing law) and 44 (Enforcement) of the Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.
Please sign and return to us a counterpart of this letter in order to indicate your agreement to its terms.

Yours faithfully

//s/ William Brundage

for and on behalf of
Ferguson plc

//s/ William Brundage

for and on behalf of
Ferguson UK Holdings Limited

We acknowledge and agree to the terms of this letter

/s/ Ibrione Sofowara
/s/ Maureen Greene

for and on behalf of
ING Bank N.V., London Branch
as Agent and on behalf of the
Finance Parties
(acting on the instructions of the Majority Lenders
pursuant to Clause 36 (Amendments and waivers) of the Facility Agreement)